Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2006, relating to the consolidated financial statements and financial statement schedule of Maui Land & Pineapple Company, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of Maui Land & Pineapple Company, Inc. and subsidiaries for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii
May 5, 2006